Exhibit 10.8

AMENDMENT NO. 1 TO INTEREST PURCHASE AGREEMENT

This Amendment No. 1 to Interest Purchase Agreement (this “Amendment”), dated as of January 31, 2005, is made by and among Oglebay Norton Company, an Ohio corporation (the “Buyer”), Johnson Mining Inc., a Delaware corporation, The Cary Mining Company Inc., a Delaware corporation, and Michigan Minerals Associates, Inc., a Delaware corporation (each individually, a “Seller” and collectively, “Sellers”), and Michigan Limestone Operations, Inc., a Michigan corporation formerly known as “Global Stone Port Inland, Inc.” (the “Company”).

Background

A. On April 14, 2000, Oglebay Norton Company, a Delaware corporation (“ONCO”), Sellers, and Michigan Limestone Operations Limited Partnership (“MLO”) entered into an Interest Purchase Agreement (the “Original Purchase Agreement”) for the sale of all of the general and limited partnership interests in MLO, all of the membership interests in MLO-Ohio Ltd., a Ohio limited liability company (“MLO-Ohio”), and all of the membership interests of Michigan Equipment Leasing L.L.C., a Michigan limited liability company (“MEL”) and ONCO assigned its rights under the Original Purchase Agreement to the Company.

B. Following the consummation of the transactions contemplated by the Original Purchase Agreement, MLO dissolved, and MLO-Ohio and MEL were merged with and into the Company. Accordingly, the Company became the owner of the business and assets formerly owned by MLO, MLO-Ohio, and MEL. On May 1, 2001, ONCO was merged into the Buyer, with the Buyer as the surviving corporation.

C. On February 23, 2004, Buyer and 32 of its affiliates (collectively, the “Debtors”) filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Parties agree that the Original Purchase Agreement constitutes an executory contract within the meaning of section 365 of the Bankruptcy Code, 11 U.S.C. §§ 101–1330 (the “Bankruptcy Code”). Buyer, Sellers and the Company wish to enter into this Amendment to amend and modify the Contingent Payments provided for in the Original Purchase Agreement. In connection with the Chapter 11 Cases, the Debtors filed the Second Amended Joint Plan of Reorganization, dated July 30, 2004 (as the same may be amended, modified or supplemented, the “Plan”), which provides for the assumption and, to the extent necessary, assignment of the Original Purchase Agreement, as amended by this Amendment (the “Purchase Agreement”). On November 17, 2004, the Bankruptcy Court entered an Order confirming the Plan (the “Confirmation Order”).

Agreement

1. Defined Terms.

(a) Except as specifically provided in this Amendment, capitalized terms not otherwise defined in this Amendment will have the same meanings as in the Original Purchase Agreement.

(b) Whenever the defined term “Agreement” is used in the Purchase Agreement, it means the Original Purchase Agreement, as amended by this Amendment.

(c) The term “Effective Date” means the Effective Date, as defined in the Plan, and is the effective date of the Plan and of this Amendment.

2. Effective Date. This Amendment will become effective and legally binding on the Effective Date.

3. Assumption and Assignment. The Purchase Agreement shall be assumed by the Buyer and, to the extent necessary, assigned to the reorganized Buyer, pursuant to section 365 of the Bankruptcy Code and Section V.A of the Plan, as of the Effective Date. The Sellers shall not assert or seek to recover any cure amounts or adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code, beyond the payments and agreements specifically identified in this Amendment.

4. Amendment to Section 1.1(c). Section 1.1(c) of the Original Purchase Agreement is amended and restated in its entirety as follows.

(c) “Change in Control” means:

(i) the sale of the Operations;

(ii) the sale of more than 50% of the capital stock of any subsidiary of the Buyer that is, directly or indirectly, the owner of one or more of the Operations;

(iii) the sale of all or substantially all of the assets of the Buyer, or

(iv) the acquisition of beneficial ownership, directly or indirectly, after the Effective Date, by any person or any group, of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the outstanding capital stock of Buyer or any successor or assign of Buyer (a “Stock Acquisition”) and either :

(x) a majority of the members of the Board of Directors of the Buyer or any successor or assign of Buyer are neither (1) persons who were members of the Board of Directors of Buyer as constituted on the Effective Date nor (2) persons nominated or appointed by the Board of Directors of Buyer or any successor or assign of Buyer (provided that such persons were not nominated or appointed in connection with or in anticipation of the Stock Acquisition); or

(y) any two (2) or more of Michael D. Lundin, Julie A. Boland or Rochelle F. Walk are terminated without cause or are removed from their respective duties as CEO and President, Vice President, CFO and Treasurer, and Vice President, General Counsel and Secretary or resign because of diminution of duties or authority or hostile work environment within twelve (12) months of the Stock Acquisition.

5. Amendment to Section 1.1(g). Section 1.1(g) of the Original Purchase Agreement is amended and restated in its entirety as follows.

“EBITDA” means, with respect to any Person for any period, the sum of (a) the net income (loss) of for the Buyer and its subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination thereof (without duplication) (i) (A) any extraordinary or non-recurring non-cash gains or non-cash losses, (B) any extraordinary or non-recurring cash gains in an aggregate amount not to exceed $4,000,000, (C) any extraordinary or non-recurring cash losses in an aggregate amount not to exceed $2,000,000, or (D) gains or losses from dispositions; (ii) non-cash restructuring charges and cash restructuring charges related to professional and advisory fees in connection with the Chapter 11 Cases, the transactions contemplated by this Agreement, the Plan and the Confirmation Order relating thereto, and (iii) effects of discontinued operations and (b) without duplication, the sum of the following amounts of the Buyer and its subsidiaries for such period to the extent deducted in clause (a) above with respect to the Buyer and its subsidiaries for such period: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash depletion, (vi) non-cash accretion, (vii) non-cash expenses arising from the grant of stock options and other management compensation, and (viii) non-cash charges arising solely from the implementation of fresh start accounting by the Buyer and its subsidiaries in connection with their emergence from the Chapter 11 Cases, in the case of clauses (b)(i) through (b)(viii) above, as determined on a consolidated basis.

6. Amendment to Section 1.1(m). Section 1.1(m) of the Original Purchase Agreement is amended and restated in its entirety as follows.

“Fundamental Change” means any material change in the manner in which Sellers operated the MLO Quarries or Buyer operated the Port Inland Quarry prior to the Closing Date that reduces or is reasonably likely to reduce the tonnage shipments from the Operations, excluding synergistic or other changes necessitated solely by the transaction contemplated by this Agreement or by applicable laws.

7. Amendment to Section 2.3. Effective for each calendar year beginning after December 31, 2002, Section 2.3 of the Original Purchase Agreement is hereby amended and restated in its entirety as follows.

(a) 2003 Payment. For the year 2003, Buyer will pay to Sellers $625,000 within ten (10) business days after the Effective Date.

(b) Tonnage Payment. For each year during the period 2004-2016 (the “Tonnage Payment Period”), only if the aggregate tonnage of shipments from the Operations for such year exceeds 12,500,000 net tons (“Tonnage Target”), Buyer will pay to Sellers a tonnage payment (“Tonnage Payment”) as set forth in the table below; provided that Tonnage Payments will be made for no more than eleven of the thirteen years in the Tonnage Payment Period. For each year during the period 2004-2016 for which a Tonnage Payment is made, and if the aggregate tonnage of shipments from the Operations for such year exceeds 15,000,000 net tons (“Second Tonnage Target”), Buyer will pay to Sellers an additional tonnage payment as set forth in the table below (“Second Tonnage Payment”), in addition to the Tonnage Payment. In the event of Force Majeure, the time period used to determine whether one or more Tonnage Targets or Second Tonnage Targets have been met and the years in which Sellers are eligible to receive a Tonnage Payment or Second Tonnage Payment shall be extended in a manner reasonably agreed to by the Parties including consideration of the seasonality of the business of the Operations.

Tonnage Measuring Year	Tonnage Payment Year	Tonnage Payment 12.5 Million Tons	Second Tonnage Payment 15 Million Tons
2004	2005	$375,000	$350,000
2005	2006	$375,000	$350,000
2006	2007	$375,000	$350,000
2007	2008	$1,750,000	$600,000
2008	2009	$1,750,000	$600,000
2009	2010	$1,750,000	$600,000
2010	2011	$1,750,000	$600,000
2011	2012	$1,750,000	$600,000
2012	2013	$1,750,000	$600,000
2013	2014	$1,750,000	$600,000
2014	2015	$1,750,000	$600,000
2015	2016	$1,750,000	$600,000
2016	2017	$1,750,000	$600,000

(c) EBITDA Payment. For any year from 2004 through 2016, if (i) Buyer is required by Section 2.3(b) to make a Tonnage Payment and (ii) Buyer’s EBITDA equals or exceeds the annual EBITDA target amount for that year set forth in the table below, Buyer will pay to Sellers up to $300,000 in accordance with this Section. 50% of the EBITDA payment will be paid if Buyer’s EBITDA is equal to or greater than 100% of the EBITDA target amount and an additional 50% of the EBITDA payment will be paid only if Buyer’s EBITDA equals or exceeds 110% of the EBITDA target amount.

EBITDA Measuring Year	EBITDA Payment Year	EBITDA Target
2004	2005	$61,552,000
2005	2006	$60,400,000
2006	2007	$64,400,000
2007	2008	$68,500,000
2008	2009	$72,800,000
2009	2010	$74,984,000
2010	2011	$77,234,000
2011	2012	$79,551,000
2012	2013	$81,938,000
2013	2014	$84,396,000
2014	2015	$86,928,000
2105	2016	$89,536,000
2016	2017	$92,222,000

(d) Guaranty. Concurrently with the execution and delivery of this Amendment, Buyer will cause all of its domestic subsidiaries listed on Schedule 2.3(d) to execute and deliver a guaranty agreement (“Guaranty”) in substantially the form attached to this Amendment as Exhibit A. The Guaranty will become effective on the Effective Date. The execution and delivery of the Guaranty will constitute adequate assurance of future performance of the Purchase Agreement pursuant to section 365 of the Bankruptcy Code. Buyer will also cause all future domestic subsidiaries to execute and deliver the Guaranty.

(e) Contingent Payment. Except as provided in Section 2.3(b) with respect to Force Majeure, the measurement periods for the Contingent Payments will be based upon the fiscal year of the Buyer (January 1 through December 31), beginning with January 1, 2004 of the Buyer’s fiscal year 2004. Buyer will make one annual Contingent Payment as required by Section 2.3(a)-(c) to Sellers within the earlier of (i) thirty (30) days after the actual filing date of Buyer’s annual report on Form 10-K (“10-K”) or (ii) thirty (30) days after the due date of the 10-K. If no 10-K is required to be filed, the annual Contingent Payment will be due on April 30th of each year.

(f) [Reserved].

(g) Change in Control; Sale of Assets

(i) At any time during the Tonnage Payment Period, if there is a Change in Control, then Buyer will (1) within ten (10) business days of such Change in Control provide Sellers with written notice of such Change in Control, and (2) at the written election of Sellers, pay to Sellers the Accelerated Payment within thirty (30) days of date of such written notice of Sellers’ election to demand the Accelerated Payment (as defined below). The term “Accelerated Payment” means (i) an amount equal to the sum of the present values of annual payments of $725,000 for each year remaining during the period 2004-2006 of the Tonnage Payment Period and (ii) an amount equal to the sum of the present values of annual payments of $2,350,000 for each year remaining during the period 2007-2016 of the Tonnage Payment Period as if such payments were made in consecutive years starting with the next date on which a Tonnage Payment or Second Tonnage Payment would otherwise come due and calculated using a discount rate equal to the applicable interest rate at the most recent auction of federal ten year treasury notes prior to the date the Accelerated Payment is due and payable. The Accelerated Payment will be calculated taking into account the fact that Section 2.3(b) provides that Tonnage Payments will be made in not more than eleven of the thirteen years in the Tonnage Payment Period.

(ii) If, during the Tonnage Payment Period, (1) Buyer sells all or substantially all of the assets or equity interests relating to one or two of the Port Inland Quarry and the MLO Quarries, or (2) Buyer makes a Fundamental Change, in Sellers’ reasonable judgment, in the business of the Operations other than a Fundamental Change implemented with the written concurrence of Sellers’ Representative (provided that Sellers’ Representative is knowledgeable regarding the quarrying, processing, and selling of limestone and is not, directly or indirectly, affiliated with a competitor of Buyer or the Operations, and provided further that Peter Johnson, Jim Rhude, Kent Rhude, and Robert Ross, Sr. will each be deemed by Buyer to have the requisite degree of knowledge to serve as a Sellers’ Representative) or a change resulting from a Force Majeure, Buyer will (A) within ten (10) business days of the occurrence of such sale or change provide written notice of such sale or change to Sellers, and (B) at the written election of Sellers, will pay to Sellers an amount equal to the Accelerated Payment multiplied by (X) in the case of an asset or equity interest sale involving either the Port Inland Quarry or one of the MLO Quarries, the percentage set forth on Schedule 2.3(g)

and, (Y) in the case of a Fundamental Change in the Operations as described above, 100%, within thirty (30) days of Buyer’s receipt of written notice of Sellers’ election to accept such amount. If an asset or equity interest sale as described in subsection 2.3(g)(ii)(X) occurs for which less than 100% of the Accelerated Payment is paid, then the Tonnage Target and the Second Tonnage Target will be reduced by the percentage set forth in Schedule 2.3(g) times the Tonnage Target and the Second Tonnage Target previously in effect.

(iii) If an Event of Default occurs during the Tonnage Payment Period, then Buyer will (1) within ten (10) business days of the occurrence of such Event of Default provide Sellers with written notice of such Event of Default, and (2) at the written election of Sellers, pay to Sellers the Accelerated Payment within thirty (30) days of the date of the written notice.

(iv) Acceptance by Sellers of the full amount of the Accelerated Payment will terminate immediately all of Buyer’s obligations under this Agreement. Acceptance by Sellers of any payment offered by Buyer in an amount less than the amount then due will be deemed an acceptance on account only, and Sellers’ acceptance of any such partial payment shall not constitute a waiver of Sellers’ right to receive the entire amount due under this Agreement. Upon the occurrence of an event with respect to which Sellers may demand an Accelerated Payment pursuant to subsection 2.3(g)(i), (ii) or (iii) (an “Acceleration Event”), neither the failure of Sellers to promptly exercise their right to declare the Accelerated Payment to be immediately due and payable, nor the failure of Sellers to demand strict performance of any other obligation of Buyer (or any successor) set forth in Section 2.3 or 2.4, will constitute a waiver of any such rights, nor a waiver of such rights in connection with any future Acceleration Event. The election by Sellers not to demand the Accelerated Payment upon the occurrence of an Acceleration Event will not waive the right of Sellers to demand the Accelerated Payment upon the occurrence of any subsequent Acceleration Event. The election by Sellers to demand the Accelerated Payment with respect to an asset or equity interest sale as described in subsection 2.3(g)(ii)(X) for which less than 100% of the Accelerated Payment is paid will not preclude Sellers from demanding any remaining amount of such Accelerated Payment upon the occurrence of a subsequent Acceleration Event.

(v) Notwithstanding any provision in this Agreement to the contrary, upon the occurrence of an Acceleration Event, Sellers must elect in writing to have Buyer pay the

Accelerated Payment within thirty (30) days of the date of the written notice of the occurrence of the Acceleration Event from Buyer. If Sellers fail to make such election within such thirty (30) day period, then Sellers will have waived their right to the Accelerated Payment for such Acceleration Event.

(h) Subordination.

(i) Each of the Sellers and Buyer acknowledges that the Contingent Payment and the obligations in respect of the Guaranty and all other amounts from time to time to be paid to the Sellers hereunder or thereunder (including, without limitation, any premium, fees, interest and expenses that accrue or are payable (or that would accrue and be payable but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Buyer and/or its subsidiaries (whether or not such fees, interest or expenses are allowed or allowable as a claim in such case, proceeding or other action), the “Subordinated Debt”) are and shall continue to be unsecured and fully subordinated and junior in all respects to the obligations and indebtedness under the senior secured credit facility in the original principal amount of $320,000,000 that will be entered into by the reorganized Buyer and certain of its affiliates, the agents and lenders party thereto on the Effective Date (as such facility is amended, restated, waived, supplemented, extended, modified, increased, replaced or refinanced, with or without notice to Sellers, from time to time, the “Confirmation Facility”).

(ii) Buyer shall not make, and shall not permit any of its subsidiaries to make, and Sellers shall not demand, accept or receive, any payment in respect of the Subordinated Debt if either immediately before such payment or immediately after giving effect to such payment, an “Event of Default” under and as defined in the Confirmation Facility shall exist.

(iii) Unless and until all Confirmation Facility Debt (as defined below) has been Paid in Full (as defined below), the Sellers shall not join with any creditor in commencing any proceeding under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the collateral agent under the Confirmation Facility shall also join in bringing such proceeding; provided that, the foregoing shall not prohibit the Sellers from filing a proof of claim in any such proceeding not commenced by the Sellers.

(iv) In the event of any insolvency proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Buyer or any of its subsidiaries or to their creditors, in their capacity as creditors of the Buyer or any of its subsidiaries, or to substantially all of their property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Buyer or any of its subsidiaries, whether or not involving insolvency or bankruptcy, then:

(A) the holders of the Confirmation Facility Debt shall first be Paid in Full before the Sellers would be entitled to receive any payment on account or in respect of the Subordinated Debt;

(B) any payment or distribution of assets of the Buyer or any of its subsidiaries of any kind or character, whether in cash, property or securities to which the Sellers are entitled under the terms of the Purchase Agreement, but for the provisions of this Section 2.3(h), shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the administrative agent under the Confirmation Facility to be applied to the Confirmation Facility Debt in accordance with the terms of the Confirmation Facility to the extent necessary to result in the Confirmation Facility Debt being Paid in Full;

(v) Should any payment or distribution or security or the proceeds of any thereof be collected or received by the Sellers in respect of the Subordinated Debt, at a time when the payment thereof by the Buyer or any of its subsidiaries is prohibited by the terms of this Section 2.3(h), the Sellers shall forthwith deliver the same to the administrative agent under the Confirmation Facility in precisely the form received (except for the endorsement or the assignment of or by the Sellers where necessary) for application to payment of all Confirmation Facility Debt in accordance with the terms of the Confirmation Facility until the Confirmation Facility Debt is Paid in Full, and, until so delivered, the same shall be held in trust by the Sellers as the property of the holders of the Confirmation Facility Debt.

(vi) The Sellers agree that, in the event that all or any part of any payment made on account of the Confirmation Facility Debt is recovered from the holders of Confirmation Facility Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the Sellers on account of the Subordinated Debt at any time after the date of the payment so recovered shall be deemed to have been received by the Sellers in trust as the property of the holders of the Confirmation Facility Debt and the Sellers shall forthwith deliver the same to the administrative agent under the Confirmation Facility to be applied to the Confirmation Facility Debt in accordance with the terms of the Confirmation Facility until the Confirmation Facility Debt is Paid in Full.

(vii) The Sellers acknowledge and agree that the holders of the Confirmation Facility Debt have relied upon and shall continue to rely upon the subordination provided for herein in entering into the agreements relating to Confirmation Facility Debt and in extending credit to the Buyer or any of its subsidiaries pursuant thereto.

(viii) Any assignment or other transfer by the Sellers or Buyer or any of it subsidiaries of their rights or obligations under this Agreement or the Guaranty shall be made expressly subject to this Section 2.3(h), and each assignment in contravention of this Section 2.3(h)(viii) shall be null and void.

(ix) The subordination provisions contained herein are solely for the benefit of the holders of the Confirmation Facility Debt from time to time and, so long as the Confirmation Facility Debt has not been Paid in Full, this Section 2.3(h) may not be rescinded, cancelled, modified or amended in any way without the prior written consent thereto of the collateral agent and administrative agent under the Confirmation Facility. No other party, including any creditor or equity holder of the Debtors, is entitled to the benefit of the subordination provisions contained in this Section 2.3(h).

(x) The following terms used in this Section 2.3(h) shall have the respective meanings indicated below:

(A) “Confirmation Facility Debt” “ means (1) all principal of, premium, fees and interest and expenses (including, without limitation, any premium, fees, interest and expenses (“Post-Petition Amounts”) that accrue or are payable (or that would accrue and be payable but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Buyer and/or its subsidiaries (whether or not such Post-Petition Amounts are allowed or allowable as a claim in such case, proceeding or other action)) on any loan under, and all notes issued pursuant to, the Confirmation Facility, (2) any increases, renewals, refinancings or extensions of any of the foregoing (or any portion thereof) (including Post-Petition Amounts) and (3) all indemnities and all other amounts (including, without limitation, obligations in respect of letters of credit and banking services) payable by the Buyer and/or its subsidiaries thereunder or with respect thereto, including under any other Loan Document (as defined in the Confirmation Facility).

(B) “Paid in Full” means the payment in full in cash, in immediately available funds, of all the Confirmation Facility Debt (whether or not any of the Confirmation Facility Debt shall have been voided, disallowed or subordinated pursuant to any provision of the Federal Bankruptcy Code, any applicable state fraudulent conveyance law, any other law in connection with an insolvency proceeding or otherwise) after (1) the commitments to extend Confirmation Facility Debt shall have been terminated, (2) all principal of the Confirmation Facility Debt, interest and fees thereon and expenses with respect thereto (including interest and fees accruing and expenses payable subsequent to the filing of any petition initiating any insolvency proceeding, whether or not a claim for such interest, fees or expenses is allowed in any such proceeding) and all other obligations in respect of the Confirmation Facility Debt shall have been paid in full in cash, and (3) the administrative agent under the Confirmation Facility shall have received cash collateral in such amounts as such administrative agent determines are reasonably necessary to secure the agents and lenders under the Confirmation Facility from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent obligations in respect of the Confirmation Facility Debt, including checks or other payments provisionally credited to the Confirmation Facility Debt, as to which such agents and lenders have not yet received final payment, letters of credit and/or banking services obligations.

Amendment to Section 2.4. Effective for each calendar year beginning after December 31, 2003, Section 2.4 of the Original Purchase Agreement is hereby amended and restated in its entirety as follows.

(a) Tonnage Statement. Within thirty (30) days following the completion of each of the years referred to in Section 2.3(b), Buyer will prepare and deliver to Seller a statement showing the tonnage of shipments from the Operations for such year (the “Preliminary Tonnage Statement”). Following receipt of the Preliminary Tonnage Statement, Sellers will be afforded a period of thirty (30) days to review the Preliminary Tonnage Statement (the “Tonnage Review Period”). To assist in any such review, Buyer will make available to Sellers’ Representative within ten (10) business days of Sellers so requesting, and to any independent accounting firm selected by Sellers (subject to such firm’s prior execution of Buyer’s standard confidentiality agreement attached hereto as Exhibit 2.4(a)(1) and Buyer’s independent accounting firm’s standard release attached hereto as Exhibit 2.4(a)(2)), whose fees and expenses shall be borne by Sellers, access to the books and records of the Operations solely as they relate to the tonnage of shipments from the Operations for such year. The Tonnage Review Period will be extended by one day for each day that access to such books and records of the Operations is denied or delayed by Buyer. At or before the end of the Tonnage Review Period, Sellers’ Representative must either (i) accept the Preliminary Tonnage Statement in its entirety or (ii) deliver to Buyer a written notice setting forth a detailed explanation of those items in the Preliminary Tonnage Statement that Sellers dispute (a “Notice of Tonnage Dispute”). If Sellers’ Representative does not deliver a Notice of Tonnage Dispute to Buyer within the Tonnage Review Period, Sellers will be deemed to have accepted the Preliminary Tonnage Statement in its entirety.

(b) EBITDA Statement. Within ninety (90) days following the completion of each year referred to in Section 2.3(c), Buyer will prepare and deliver to Sellers a statement showing the annual EBITDA of Buyer (the “Preliminary EBITDA Statement”). Following receipt of the Preliminary EBITDA Statement, Sellers will be afforded a period of sixty (60) days to review the Preliminary EBITDA Statement (the “EBITDA Review Period”). To assist in any such review, Buyer will make available to Sellers’ Representative within ten (10) days of Sellers so requesting, and to any independent accounting firm selected by Sellers (subject to such firm’s prior execution of Buyer’s standard confidentiality agreement attached hereto at Exhibit 2.4(a)(1) and Buyer’s independent accounting firm’s standard release attached hereto as Exhibit 2.4(a)(2)), whose fees and expenses shall be borne by Sellers, access to any publicly available information regarding the Buyer, including audit reports. The Review Period shall be extended by one day for each day that access to such information of Buyer is denied or delayed by Buyer. At or before the end of the EBITDA Review Period, Sellers’ Representative must either (i) accept the Preliminary EBITDA Statement in its entirety or (ii) deliver to Buyer a written notice setting forth a detailed explanation of those items in the Preliminary EBITDA Statement that Sellers dispute (a “Notice of EBITDA Dispute”). If Sellers’ Representative does not deliver a Notice of EBITDA Dispute to Buyer within the EBITDA Review Period, Sellers will be deemed to have accepted the Preliminary EBITDA Statement in its entirety.

(c) Resolution of Disputes. Within a period of thirty (30) days after delivery of a Notice of Tonnage Dispute or a Notice of EBITDA Dispute, Buyer and Sellers will attempt to resolve in good faith any disputed items. If they are unable to do so, any disputed items will be submitted to a mutually agreeable nationally recognized firm of independent accountants for resolution (the “Independent Public Accountants”). Sellers and Buyer will share equally the cost of the Independent Public Accountants. The determination of the disputed items by the Independent Public Accountants will be final and binding on the parties and a judgment on the determination of the Independent Public Accountant may be entered by a court of competent jurisdiction. Any other disputes, including those involving a Fundamental Change, shall be resolved in accordance with Section 11.7 hereof.

8. Effect on Original Purchase Agreement. Except as specifically modified by this Agreement, the Original Purchase Agreement is ratified and confirmed in all respects; provided, however, that nothing in this Amendment shall constitute or be deemed to constitute: (a) an assumption or assumption and assignment of the Purchase Agreement unless and until the Effective Date occurs; or (b) a postpetition agreement.

9. Payment of Expenses. Buyer will pay the Sellers’ reasonable and necessary out-of-pocket expenses (including reasonable and necessary attorneys’ fees) incurred in connection with the negotiation, documentation and execution of this Agreement. Buyer will pay such expenses within ten (10) business days after receiving a detailed invoice for such expenses from Sellers or, if Buyer disputes any amounts included in the invoice, within ten (10) business days of the resolution of such dispute.

10. No Change of Control. The Sellers consent to any Change in Control resulting from the commencement or pendency of the Chapter 11 Cases or Buyer’s emergence from the Chapter 11 Cases and waive any rights they may have (or may have had) to demand an Accelerated Payment based on any Change of Control resulting from the commencement or pendency of the Chapter 11 Cases or Buyer’s emergence from the Chapter 11 Cases.

SIGNATURES ON NEXT PAGE

The Sellers, the Buyer, and the Company have executed this Amendment as of the Effective Date.

OGLEBAY NORTON COMPANY		MICHIGAN LIMESTONE OPERATIONS, INC.

By:	/s/ Julie A. Boland	By:	/s/ Julie A. Boland
Name:	Julie A. Boland	Name:	Julie A. Boland
Title:	Vice President, Chief Financial Officer & Treasurer	Title:	Vice President and Treasurer

JOHNSON MINING INC.		THE CARY MINING COMPANY, INC.

By:	/s/ Peter J. Johnson	By:	/s/ James E. Rhude
	Peter J. Johnson		James E. Rhude
	(Printed name)		(Printed name)
	President		President
	(Title)		(Title)

MICHIGAN MINERALS ASSOCIATES, INC.

By:	/s/ Robert R. Ross
Robert R. Ross
(Printed name)
Authorized Representative
(Title)

SIGNATURE PAGE TO

AMENDMENT NO. 1 TO INTEREST PURCHASE AGREEMENT

SCHEDULE 2.3(d)

EXHIBIT A